Exhibit (h)(5)

EXHIBIT A

THIS AMENDED AND RESTATED EXHIBIT A, amended and restated effective as of March 26, 2012 in connection with the reorganization of several HighMark Funds effective March 26, 2012, is the Amended and Restated Exhibit A to that certain Sub-Administration and Accounting Services Agreement dated as of December 3, 2007 between BNY Mellon Investment Servicing (US) Inc. (formerly PNC Global Investment Servicing (U.S.) Inc.) and HighMark Capital Management, Inc.

PORTFOLIOS

1. HighMark Balanced Fund

2. HighMark Bond Fund

3. HighMark California Intermediate Tax-Free Bond Fund

4. HighMark Cognitive Value Fund

5. HighMark Enhanced Growth Fund

6. HighMark Equity Income Fund

7. HighMark Geneva Mid Cap Growth Fund

8. HighMark Geneva Small Cap Growth Fund

9. HighMark International Opportunities Fund

10. HighMark Large Cap Core Equity Fund

11. HighMark Large Cap Growth Fund

12. HighMark National Intermediate Tax-Free Bond Fund

13. HighMark NYSE ARCA Tech 100 Index Fund

14. HighMark Short Term Bond Fund

15. HighMark Small Cap Core Fund

16. HighMark Tactical Capital Growth Allocation Fund

17. HighMark Tactical Growth & Income Allocation Fund

18. HighMark Value Fund

19. HighMark Wisconsin Tax-Exempt Fund

20. HighMark 100% U. S. Treasury Money Market Fund

21. HighMark California Tax-Free Money Market Fund

22. HighMark Treasury Plus Money Market Fund

23. HighMark Diversified Money Market Fund

24. HighMark U. S. Government Money Market Fund

IN WITNESS WHEREOF, the parties hereto have caused this amended and restated Exhibit A to be executed by their officers designated below effective as of the date and year first above written.

BNY Mellon Investment Servicing (US) Inc.		HighMark Capital Management, Inc.

By:	/s/ Jay F. Nusblatt	By:	/s/ Pamela O’Donnell
Name: Jay F. Nusblatt		Name: Pamela O’Donnell
Title: Managing Director		Title: V.P.
Date: 3/22/12		Date: 3/21/12